EXHIBIT 99.1

Hanmi Earnings Grow 10.1% to $11.0 Million, or $0.35 per Share, in 1Q14 from 4Q13

LOS ANGELES, April 22, 2014 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (Nasdaq:HAFC), the holding company for Hanmi Bank (the "Bank"), today reported that first quarter 2014 net income increased 10.1% to $11.0 million, or $0.35 per diluted share, which includes a negative loan loss provision of $3.3 million. In the fourth quarter of 2013, Hanmi earned $10.0 million, or $0.31 per diluted share, and in the first quarter of 2013, Hanmi earned $10.1 million, or $0.32 per diluted share. Pre-tax pre-provision net income grew 2.4% in the first quarter of 2014 to $15.4 million from $15.0 million in the preceding quarter, and was up 4.0% from $14.8 million a year ago.

"Our first quarter profits were fueled by strong net interest margin, solid loan and core deposit growth," said C. G. Kum, President and Chief Executive Officer. "With higher loan recoveries, we recorded a $3.3 million negative provision for loan losses in the first quarter. Even with this negative provision, our allowance for loan losses remains strong at 2.49% of gross loans."

First Quarter Results
(In thousands, except per share data)

	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013

Net income	$ 11,035	$ 10,027	$ 10,110
Net income per diluted common share	$ 0.35	$ 0.31	$ 0.32

Assets	$ 3,096,613	$ 3,055,539	$ 2,792,423
Loans receivable, net	$ 2,221,520	$ 2,177,498	$ 2,061,156
Deposits	$ 2,506,580	$ 2,512,325	$ 2,333,012

Return on average assets	1.50%	1.37%	1.45%
Return on average stockholders' equity	11.02%	9.88%	10.71%
Net interest margin	4.02%	3.98%	3.86%
Efficiency ratio	56.27%	57.29%	56.44%

Tangible common equity to tangible assets	13.36%	13.10%	13.89%
Tangible common equity per common share	$ 13.01	$ 12.60	$ 12.28

Financial Highlights (at or for the period ended March 31, 2014, compared to December 31, 2013, or March 31, 2013)

  Gross loans increased 7.3% to $2.28 billion, from $2.12 billion a year ago, and increased 1.9% from $2.23 billion at December 31, 2013.
  Deposits grew 7.4% from a year ago, with non-interest bearing deposits up 16.6% and representing 33.0% of total deposits.
  The mix of core deposits increased to 81.0% of total deposits compared to 76.1% of total deposits a year ago.
  Higher recoveries generated a $3.3 million negative provision for loan losses in the first quarter of 2014.
  Gain on sales of investment securities contributed $1.4 million to first quarter revenues.
  First quarter net income increased 10.1% to $11.0 million, or $0.35 per diluted share, compared to $10.0 million, or $0.31 per diluted share, in the fourth quarter of 2013 and grew 9.1% from $10.1 million, or $0.32 per diluted share, a year ago.
  Net interest margin (NIM) was 4.02% for the first quarter of 2014, an improvement of 4 basis points from the fourth quarter of 2013 and 16 basis points from a year ago.
  A cash dividend of $0.07 per share, representing a 20% payout ratio for the quarter, was paid on April 18, 2014.

Acquisition of Central Bancorp, Inc.

On December 16, 2013, Hanmi announced the signing of a definitive agreement to acquire Central Bancorp, Inc. ("CBI"), the parent company of Texas-based United Central Bank which had $1.4 billion in assets as of December 31, 2013. The acquisition price is $50 million in cash, subject to potential purchase price adjustments. On March 23, 2014, the definitive agreement was amended and restated to clarify the tax refund adjustment process and to address timing and collectability of funds. On April 17, 2014, shareholders of CBI overwhelmingly approved the merger with Hanmi. The transaction, which is expected to close in the second half of 2014, remains subject to regulatory approvals and other customary closing conditions. Following the anticipated close of the transaction, on a pro forma basis, the combined entity would have approximately $4.3 billion in assets, $2.8 billion in gross loans and $3.8 billion in deposits, with 50 banking offices and 2 loan production offices serving a broad range of communities in California, Texas, Illinois, New York, New Jersey, and Virginia.

Results of Operations

First quarter net interest income, before provision for credit losses, was $28.0 million, up 1.3%, from $27.6 million for the fourth quarter of 2013, and up 9.2% from $25.6 million for the first quarter of 2013. Interest and dividend income increased 1.0% from the preceding quarter and 6.2% from the first quarter a year ago, while interest expense decreased 2.1% from the preceding quarter and 13.8% from the year ago quarter.

Net interest margin improved 4 basis points to 4.02% for the first quarter of 2014 from the fourth quarter of 2013, and grew 16 basis points from a year ago. The increase in net interest margin mainly reflects the increase in higher yielding assets and lower overall cost of funds. In addition, the elimination of interest payments on trust preferred securities improved the margin year-over-year. The following table details the asset yields, liability costs, spread and margin.

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013

Interest-earning assets	4.49%	4.46%	4.43%
Interest-bearing liabilities	0.75%	0.78%	0.89%
Net interest spread	3.74%	3.68%	3.54%
Net interest margin	4.02%	3.98%	3.86%

In the first quarter of 2014, net interest income after provision for credit losses increased 13.3% to $31.3 million, compared to $27.6 million in the fourth quarter of 2013, and grew 22.1% from $25.6 million in the first quarter a year ago. The first quarter 2014 increase reflects the $3.3 million negative loan loss provision.

Non-interest income was $7.2 million in the first quarter of 2014, compared to $7.6 million in the preceding quarter and $8.4 million in the year ago quarter. In the first quarter of 2014, gain on sales of the guaranteed portion of SBA loans was down to $547,000 from $1.9 million in the preceding quarter and $2.7 million in the first quarter a year ago, reflecting the reforms currently being made in the SBA lending department. "Recently, we hired Anna Chung, one of the nation's leading SBA lenders, to build a strong SBA lending operation for Hanmi," said Kum. Net gain on sales of investment securities contributed $1.4 million to first quarter non-interest income, compared to $116,000 in the preceding quarter and $9,000 a year ago.

Non-interest expense decreased 1.8% to $19.8 million in the first quarter of 2014, compared to $20.2 million in the fourth quarter of 2013, and was up 3.3% from $19.2 million in the first quarter a year ago. Professional fees decreased in the first quarter reflecting lower costs associated with the merger process, strategic reviews, and consulting and litigation costs. Salary and employee benefits costs increased in the first quarter compared to both the preceding quarter and the first quarter of 2013 primarily reflecting normal compensation escalation, higher employee benefit costs, and addition of new personnel.

The efficiency ratio improved to 56.27% in the first quarter of 2014, compared to 57.29% in the preceding quarter and 56.44% in the first quarter a year ago.

The first quarter provision for income taxes increased to $7.7 million, which is an effective tax rate of 40.95%, compared to $5.0 million or 33.26% in the fourth quarter of 2013 and $4.7 million or 31.66% in the first quarter a year ago. For the full year in 2013, the effective tax rate was 35.63%.  The increase in the effective tax rate is due mainly to the expiration of the California EZ net interest deduction and EZ hiring credits.

Balance Sheet

Assets increased 10.9% to $3.10 billion at March 31, 2014, from $2.79 billion a year ago. The investment portfolio decreased to $521.0 million as of March 31, 2014, from $530.9 million as of December 31, 2013, representing a 1.9% decrease from the prior quarter.

Loans receivable, net of allowance for loan losses, increased 2.0% in the quarter and 7.8% year-over-year to $2.22 billion at March 31, 2014, from $2.18 billion at December 31, 2013, and $2.06 billion a year ago. Average gross loans, net of deferred loan costs, increased to $2.26 billion for the first quarter of 2014, up from $2.20 billion for the preceding quarter and $2.07 billion for the first quarter a year ago.

First quarter new loans totaled $159.9 million, consisting mainly of $79.7 million of commercial real estate loans, $36.9 million of C&I loans, $34.2 million of purchased residential mortgages, and $8.4 million of SBA loans. Loan commitments were $178.6 million in the first quarter of 2014, which included loans approved but not funded.

Average deposits were $2.50 billion during the first quarter, up from $2.47 billion for the preceding quarter and $2.35 billion for the first quarter of 2013. The overall mix of funding continued to improve with core deposits increasing. The period-end deposit mix is detailed in the table below.

	March 31,	December 31,	March 31,
	2014	2013	2013

Demand-noninterest-bearing	33.0%	32.5%	30.5%
Savings	4.7%	4.6%	4.9%
Money market checking and NOW accounts	23.9%	22.9%	24.8%
Time deposits of $100,000 or more	19.0%	20.2%	23.9%
Other time deposits	19.4%	19.8%	15.9%
Total deposits	100.0%	100.0%	100.0%

At March 31, 2014, stockholders' equity was $414.7 million.  Tangible common stockholders' equity was $413.6 million, or 13.36% of tangible assets, compared to $387.8 million, or 13.89% of tangible assets, a year ago. Tangible book value per share was $13.01, compared to $12.60 three months earlier and $12.28 at March 31, 2013. On April 18, 2014, Hanmi paid a cash dividend of $0.07 per share, representing an aggregate dividend of $2.2 million.

Asset Quality

Non-performing loans ("NPLs") were down 3.3% to $25.0 million at the end of the quarter, compared to $25.9 million at the end of 2013, and were down 23.9% year-over-year, reflecting the continuing improvement in the economy and active management of delinquent accounts. Troubled debt restructurings ("TDRs") totaled $24.9 million at March 31, 2014, and $30.0 million at December 31, 2013.  Of these TDRs, $11.2 million were included in NPLs at March 31, 2014, compared to $10.5 million at the end of 2013. The following table shows NPLs in each category:

	March 31, 2014		December 31, 2013		March 31, 2013
		% of Total		% of Total		% of Total
	Amount	NPLs	Amount	NPLs	Amount	NPLs
	(In thousands)
Real estate loans:
Commercial property
Retail	$ 3,507	14.1%	$ 2,946	11.4%	$ 2,947	9.0%
Hotel/Motel	2,510	10.0%	5,200	20.1%	4,019	12.2%
Gas station	2,560	10.2%	2,492	9.6%	1,761	5.4%
Other	5,008	20.0%	4,808	18.6%	6,369	19.3%
Residential property	1,180	4.7%	1,365	5.3%	1,638	5.0%
Commercial & industrial loans:
Commercial term	8,092	32.3%	7,146	27.6%	12,999	39.5%
Commercial lines of credit	546	2.2%	423	1.6%	1,505	4.6%
Consumer loans	1,631	6.5%	1,497	5.8%	1,655	5.0%
Total non-performing loans	$ 25,034	100.0%	$ 25,877	100.0%	$ 32,893	100.0%

Total classified loans declined 35.9% to $51.4 million, or 2.3% of gross loans, at March 31, 2014, from $80.3 million, or 3.6% of gross loans, at December 31, 2013, and were down 45.9% from $95.1 million, or 4.5% of gross loans, a year ago. The decline in classified loans reflects $20.3 million in loan upgrades and $8.8 million in repayments in the first quarter of 2014.

In the first quarter, recoveries of previously charged-off loans totaled $4.3 million compared to $572,000 in the preceding quarter and $714,000 in the first quarter of 2013. Gross charge-offs in the first quarter totaled $1.6 million compared to $738,000 in the preceding quarter and $3.0 million a year ago. As a result, there was a net recovery of $2.6 million in the first quarter of 2014, compared to net charge-offs of $166,000 in the preceding quarter and net charge-offs of $2.3 million a year ago.

The allowance for loan losses totaled $56.6 million, which is a coverage ratio of 2.49% of gross loans and 226.06% of NPLs as of March 31, 2014, compared to 2.88% of gross loans and 186.03% of NPLs as of March 31, 2013.

About Hanmi Financial Corporation

Headquartered in Los Angeles, Hanmi Bank, a wholly-owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service branch offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and loan production offices in Texas and Washington State.  Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader.  Hanmi Bank's mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All statements other than statements of historical fact are "forward–looking statements" for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital plans, strategic alternatives for a possible business combination, merger or sale transaction, including our acquisition of Central Bancorp, Inc., and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: failure to maintain adequate levels of capital and liquidity to support our operations; the effect of potential future supervisory action against us or Hanmi Bank; general economic and business conditions internationally, nationally and in those areas in which we operate; volatility and deterioration in the credit and equity markets; changes in consumer spending, borrowing and savings habits; availability of capital from private and government sources; demographic changes; competition for loans and deposits and failure to attract or retain loans and deposits; fluctuations in interest rates and a decline in the level of our interest rate spread; risks of natural disasters related to our real estate portfolio; risks associated with Small Business Administration loans; failure to attract or retain key employees; changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums; ability of Hanmi Bank to make distributions to Hanmi Financial, which is restricted by certain factors, including Hanmi Bank's retained earnings, net income, prior distributions made, and certain other financial tests; ability to identify a suitable strategic partner or to consummate a strategic transaction; ability of the parties to obtain required regulatory approvals and satisfy other closing conditions with respect to our acquisition of Central Bancorp, Inc.; adequacy of our allowance for loan losses; credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; our ability to control expenses; and changes in securities markets. In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Hanmi Financial Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(In thousands)

	March 31,	December 31,	Percentage	March 31,	Percentage
	2014	2013	Change	2013	Change
Assets
Cash and cash equivalents	$ 204,384	$ 179,357	14.0%	$ 145,299	40.7%
Securities available for sale, at fair value	520,990	530,926	-1.9%	419,903	24.1%
Loans held for sale, at the lower of cost or fair value	390	--	--	6,043	-93.5%
Loans receivable, net of allowance for loan losses	2,221,520	2,177,498	2.0%	2,061,156	7.8%
Accrued interest receivable	7,107	7,055	0.7%	7,526	-5.6%
Premises and equipment, net	13,947	14,221	-1.9%	14,792	-5.7%
Other real estate owned, net	--	756	-100.0%	900	-100.0%
Customers' liability on acceptances	1,985	2,018	-1.6%	2,170	-8.5%
Servicing assets	6,559	6,833	-4.0%	6,004	9.2%
Other intangible assets, net	1,130	1,171	-3.5%	1,294	-12.7%
Investment in federal home loan bank stock, at cost	14,060	14,060	0.0%	16,014	-12.2%
Investment in federal reserve bank stock, at cost	11,196	11,196	0.0%	12,222	-8.4%
Income tax asset	52,878	63,536	-16.8%	57,084	-7.4%
Bank-owned life insurance	29,922	29,699	0.8%	29,284	2.2%
Prepaid expenses	2,262	1,415	59.9%	2,676	-15.5%
Other assets	8,283	15,798	-47.6%	10,056	-17.6%
Total assets	$ 3,096,613	$ 3,055,539	1.3%	$ 2,792,423	10.9%

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$ 827,153	$ 819,015	1.0%	$ 709,650	16.6%
Interest-bearing	1,679,427	1,693,310	-0.8%	1,623,362	3.5%
Total deposits	2,506,580	2,512,325	-0.2%	2,333,012	7.4%
Accrued interest payable	3,319	3,366	-1.4%	3,192	4.0%
Bank's liability on acceptances	1,985	2,018	-1.6%	2,170	-8.5%
Federal home loan bank advances	132,445	127,546	3.8%	2,840	4563.6%
Junior subordinated debentures	--	--	--	51,478	-100.0%
Accrued expenses and other liabilities	37,569	9,047	315.3%	10,626	253.6%
Total liabilities	2,681,898	2,654,302	1.0%	2,403,318	11.6%

Stockholders' equity:
Common stock	257	257	0.0%	257	0.0%
Additional paid-in capital	553,067	552,270	0.1%	551,064	0.4%
Accumulated other comprehensive (loss) income	(5,509)	(9,380)	-41.3%	5,051	-209.1%
Accumulated deficit	(63,242)	(72,052)	-12.2%	(97,409)	-35.1%
Less treasury stock	(69,858)	(69,858)	0.0%	(69,858)	0.0%
Total stockholders' equity	414,715	401,237	3.4%	389,105	6.6%
Total liabilities and stockholders' equity	$ 3,096,613	$ 3,055,539	1.3%	$ 2,792,423	10.9%

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended
	March 31,	December 31,	Percentage	March 31,	Percentage
	2014	2013	Change	2013	Change
Interest and Dividend Income:
Interest and fees on loans	$ 28,190	$ 28,256	-0.2%	$ 26,799	5.2%
Taxable interest on investment securities	2,537	2,178	16.5%	2,116	19.9%
Tax-exempt interest on investment securities	76	46	65.2%	95	-20.0%
Interest on federal funds sold	--	--	--	6	-100.0%
Interest on interest-bearing deposits in other banks	21	69	-69.6%	88	-76.1%
Dividends on federal reserve bank stock	168	177	-5.1%	183	-8.2%
Dividends on federal home loan bank stock	236	201	17.4%	108	118.5%
Total interest and dividend income	31,228	30,927	1.0%	29,395	6.2%
Interest Expense:
Interest on deposits	3,221	3,302	-2.5%	3,159	2.0%
Interest on federal home loan bank advances	48	36	33.3%	38	26.3%
Interest on junior subordinated debentures	--	--	--	594	-100.0%
Total interest expense	3,269	3,338	-2.1%	3,791	-13.8%
Net interest income before provision for credit losses	27,959	27,589	1.3%	25,604	9.2%
Negative provision for credit losses	(3,300)	--	--	--	--
Net interest income after provision for credit losses	31,259	27,589	13.3%	25,604	22.1%
Non-Interest Income:
Service charges on deposit accounts	2,474	2,645	-6.5%	3,048	-18.8%
Insurance commissions	1,406	1,343	4.7%	1,213	15.9%
Trade finance & other service charges and fees	1,021	1,073	-4.8%	1,172	-12.9%
Bank-owned life insurance income	223	232	-3.9%	230	-3.0%
Gain on sales of SBA loans guaranteed portion	547	1,936	-71.7%	2,692	-79.7%
Net loss on sales of other loans	--	--	--	(97)	-100.0%
Net gain on sales of investment securities	1,421	116	1125.0%	9	0.0%
Other operating income	134	239	-43.9%	90	48.9%
Total non-interest income	7,226	7,584	-4.7%	8,357	-13.5%
Non-Interest Expense:
Salaries and employee benefits	11,241	9,936	13.1%	9,351	20.2%
Occupancy and equipment	2,477	2,564	-3.4%	2,556	-3.1%
Deposit insurance premiums and regulatory assessments	437	376	16.2%	234	86.8%
Data processing	1,172	1,157	1.3%	1,170	0.2%
Other real estate owned expense	6	(12)	-150.0%	32	-81.3%
Professional fees	843	1,975	-57.3%	2,156	-60.9%
Directors and officers liability insurance	191	221	-13.6%	220	-13.2%
Supplies and communications	527	600	-12.2%	495	6.5%
Advertising and promotion	731	1,264	-42.2%	672	8.8%
Loan-related expense	83	68	22.1%	146	-43.2%
Amortization of other intangible assets	41	41	0.0%	41	0.0%
Other operating expenses	2,048	1,960	4.5%	2,094	-2.2%
Total non-interest expense	19,797	20,150	-1.8%	19,167	3.3%
Income before provision for income taxes	18,688	15,023	24.4%	14,794	26.3%
Provision for income taxes	7,653	4,996	53.2%	4,684	63.4%
Net income	$ 11,035	$ 10,027	10.1%	$ 10,110	9.1%

Earnings per share:
Basic	$ 0.35	$ 0.32		$ 0.32
Diluted	$ 0.35	$ 0.31		$ 0.32
Weighted-average shares outstanding:
Basic	31,659,705	31,643,463		31,538,980
Diluted	31,934,163	31,864,845		31,626,667
Common shares outstanding	31,795,108	31,761,550		31,588,767

Hanmi Financial Corporation and Subsidiaries
Selected Financial Data (Unaudited)
(In thousands)

	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Average balances:
Average gross loans, net of deferred loan costs (1)	$ 2,257,162	$ 2,198,654	$ 2,073,514
Average investment securities	535,356	447,272	473,409
Average interest-earning assets	2,825,669	2,755,182	2,693,424
Average assets	2,979,094	2,901,097	2,829,927
Average deposits	2,500,300	2,474,262	2,348,799
Average borrowings	56,886	8,606	79,110
Average interest-bearing liabilities	1,757,159	1,693,689	1,727,272
Average stockholders' equity	406,280	402,738	383,003
Average tangible equity	405,123	401,540	381,682

Performance ratios:
Return on average assets (2)	1.50%	1.37%	1.45%
Return on average stockholders' equity (2)	11.02%	9.88%	10.71%
Return on average tangible equity (2)	11.05%	9.91%	10.74%
Efficiency ratio	56.27%	57.29%	56.44%
Net interest spread (2), (3)	3.74%	3.68%	3.54%
Net interest margin (2), (3)	4.02%	3.98%	3.86%

Allowance for loan losses:
Balance at beginning of period	$ 57,555	$ 57,639	$ 63,305
(Negative provision) provision charged to operating expense	(3,609)	82	196
Net recoveries (charge-offs)	2,647	(166)	(2,310)
Balance at end of period	$ 56,593	$ 57,555	$ 61,191

Asset quality ratios:
Net loan (recoveries) charge-offs to average gross loans (2)	-0.47%	0.03%	0.45%
Allowance for loan losses to gross loans	2.49%	2.58%	2.88%
Allowance for loan losses to non-performing loans	226.06%	222.42%	186.03%
Non-performing assets to assets	0.81%	0.87%	1.21%
Non-performing loans to gross loans	1.10%	1.16%	1.55%
Non-performing assets to allowance for loan losses	44.24%	46.27%	55.23%

Allowance for off-balance sheet items:
Balance at beginning of period	$ 1,248	$ 1,330	$ 1,824
Provision (negative provision) charged to operating expense	309	(82)	(196)
Balance at end of period	$ 1,557	$ 1,248	$ 1,628

Non-performing assets:
Non-accrual loans	$ 25,034	$ 25,877	$ 32,893
Loans 90 days or more past due and still accruing	--	--	--
Non-performing loans	25,034	25,877	32,893
Other real estate owned, net	--	756	900
Non-performing assets	25,034	26,633	33,793
Non-performing loans in loans held for sale	--	--	2,306
Non-performing assets (including loans held for sale)	$ 25,034	$ 26,633	$ 36,099

Delinquent loans (30 to 89 days past due and still accruing)	$ 5,290	$ 4,068	$ 6,440

Delinquent loans to gross loans	0.23%	0.18%	0.30%

(1) Included loans held for sale
(2) Annualized
(3) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate

Hanmi Financial Corporation and Subsidiaries
Selected Financial Data, Continued (Unaudited)
(In thousands)

	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Loan portfolio:
Real estate loans	$ 1,917,609	$ 1,890,720	$ 1,787,710
Residential loans	110,305	79,078	94,735
Commercial and industrial loans	219,102	231,786	204,061
Consumer loans	29,356	32,505	35,180
Gross loans	2,276,372	2,234,089	2,121,686
Deferred loan costs	1,741	964	661
Gross loans, net of deferred loan costs	2,278,113	2,235,053	2,122,347
Allowance for loan losses	(56,593)	(57,555)	(61,191)
Loans receivable, net	2,221,520	2,177,498	2,061,156
Loans held for sale, at the lower of cost or fair value	390	--	6,043
Total loans receivable, net	$ 2,221,910	$ 2,177,498	$ 2,067,199

Loan mix:
Real estate loans	84.3%	84.6%	84.2%
Residential loans	4.8%	3.5%	4.5%
Commercial and industrial loans	9.6%	10.4%	9.6%
Consumer loans	1.3%	1.5%	1.7%
Total loans	100.0%	100.0%	100.0%

Deposit portfolio:
Demand-noninterest-bearing	$ 827,153	$ 819,015	$ 709,650
Savings	118,017	115,371	115,186
Money market checking and NOW accounts	597,884	574,334	579,192
Time deposits of $100,000 or more	476,654	506,946	557,180
Other time deposits	486,872	496,659	371,804
Total deposits	$ 2,506,580	$ 2,512,325	$ 2,333,012

Deposit mix:
Demand-noninterest-bearing	33.0%	32.5%	30.5%
Savings	4.7%	4.6%	4.9%
Money market checking and NOW accounts	23.9%	22.9%	24.8%
Time deposits of $100,000 or more	19.0%	20.2%	23.9%
Other time deposits	19.4%	19.8%	15.9%
Total deposits	100.0%	100.0%	100.0%

Capital ratios:
Hanmi Financial
Total risk-based capital ratio	17.98%	17.53%	19.45%
Tier 1 risk-based capital ratio	16.72%	16.26%	18.17%
Tier 1 leverage capital ratio	13.79%	13.66%	14.68%
Tangible equity to tangible assets ratio	13.36%	13.10%	13.89%
Hanmi Bank
Total risk-based capital ratio	17.24%	16.84%	18.69%
Tier 1 risk-based capital ratio	15.97%	15.58%	17.42%
Tier 1 leverage capital ratio	13.19%	13.09%	14.07%
Tangible equity to tangible assets ratio	12.84%	12.58%	15.10%

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned and Average Rate Paid (Unaudited)
(In thousands)

	Three Months Ended
	March 31, 2014			December 31, 2013			March 31, 2013
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Gross loans, net of deferred loan costs	$ 2,257,162	$ 28,190	5.07%	$ 2,198,654	$ 28,256	5.10%	$ 2,073,514	$ 26,799	5.24%
Municipal securities-taxable	31,220	328	4.20%	34,214	357	4.17%	46,111	454	3.94%
Municipal securities-tax exempt	13,202	117	3.54%	7,035	71	4.02%	12,803	146	4.57%
Obligations of other U.S. government agencies	83,565	405	1.94%	87,079	424	1.95%	88,982	422	1.90%
Other debt securities	382,113	1,804	1.89%	292,860	1,397	1.91%	295,177	1,240	1.68%
Equity securities	25,256	404	6.40%	26,084	378	5.80%	30,336	291	3.84%
Federal funds sold	11	--	0.00%	--	--	0.00%	5,963	6	0.41%
Interest-bearing deposits in other banks	33,140	21	0.26%	109,256	69	0.25%	140,538	88	0.25%
Total interest-earning assets	2,825,669	31,269	4.49%	2,755,182	30,952	4.46%	2,693,424	29,446	4.43%

Noninterest-earning assets:
Cash and cash equivalents	77,397			71,768			66,166
Allowance for loan losses	(58,655)			(57,884)			(62,639)
Other assets	134,683			132,031			132,976
Total noninterest-earning assets	153,425			145,915			136,503

Total assets	$ 2,979,094			$ 2,901,097			$ 2,829,927

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Savings	$ 116,471	$ 403	1.40%	$ 114,939	$ 435	1.50%	$ 114,182	$ 458	1.63%
Money market checking and NOW accounts	591,593	767	0.53%	565,993	733	0.51%	567,977	720	0.51%
Time deposits of $100,000 or more	500,095	887	0.72%	503,822	920	0.72%	595,205	1,175	0.80%
Other time deposits	492,114	1,164	0.96%	500,329	1,214	0.96%	370,798	806	0.88%
FHLB advances	56,886	48	0.34%	8,575	36	1.67%	2,890	38	5.33%
Other Borrowings	--	--	0.00%	31	--	0.00%	--	--	0.00%
Junior subordinated debentures	--	--	0.00%	--	--	0.00%	76,220	594	3.16%
Total interest-bearing liabilities	1,757,159	3,269	0.75%	1,693,689	3,338	0.78%	1,727,272	3,791	0.89%

Noninterest-bearing liabilities:
Demand deposits	800,027			789,179			700,637
Other liabilities	15,628			15,491			19,015
Total noninterest-bearing liabilities	815,655			804,670			719,652

Total liabilities	2,572,814			2,498,359			2,446,924
Stockholders' equity	406,280			402,738			383,003

Total liabilities and stockholders' equity	$ 2,979,094			$ 2,901,097			$ 2,829,927

Net interest income		$ 28,000			$ 27,614			$ 25,655

Cost of deposits			0.52%			0.53%			0.55%
Net interest spread			3.74%			3.68%			3.54%
Net interest margin			4.02%			3.98%			3.86%

Non-GAAP Financial Measures

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles ("GAAP"). This non-GAAP measure is used by management in the analysis of Hanmi Financial's capital strength. Tangible equity is calculated by subtracting goodwill and other intangible assets from stockholders' equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi Financial. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio (Unaudited)
(In thousands, except share and per share data)

	March 31,	December 31,	March 31,
Hanmi Financial Corporation	2014	2013	2013
Assets	$ 3,096,613	$ 3,055,539	$ 2,792,423
Less other intangible assets	(1,130)	(1,171)	(1,294)
Tangible assets	$ 3,095,483	$ 3,054,368	$ 2,791,129

Stockholders' equity	$ 414,715	$ 401,237	$ 389,105
Less other intangible assets	(1,130)	(1,171)	(1,294)
Tangible stockholders' equity	$ 413,585	$ 400,066	$ 387,811

Stockholders' equity to assets	13.39%	13.13%	13.93%
Tangible common equity to tangible assets	13.36%	13.10%	13.89%

Common shares outstanding	31,795,108	31,761,550	31,588,767
Tangible common equity per common share	$ 13.01	$ 12.60	$ 12.28
CONTACT: Hanmi Financial Corporation
         Mark Yoon, CFA CPA CVA
         EVP & Chief Financial Officer
         213-427-5636